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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this initial Registration Statement No. 333-201857 on Form S-3 of our report on the consolidated financial statements and financial statement schedules of MetLife Insurance Company USA (the "Company")dated March 27, 2015, (which expresses an unqualified opinion and includes an explanatory paragraph regarding the renaming of the Company, its mergers with entities under common control, and the retrospective adjustment of the consolidated financial statements for all periods presented to reflect the mergers in a manner similar to a pooling-of-interests as described in Note 3) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 10, 2015